Exhibit 4.9
CANCELLATION DIRECTION AND RELEASE
     THIS CANCELLATION DIRECTION AND RELEASE, dated as of June 23, 2010 (this “Cancellation Direction”) is entered into by and among INDEPENDENT BANK CORPORATION, a Michigan corporation (“IBC”), IBC CAPITAL FINANCE II, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), a national banking association, not in its individual capacity, but solely as Property Trustee and as Trustee, as applicable.
     WHEREAS, IBC and U.S. Bank have entered into that certain Indenture dated as of March 19, 2003 (as amended and supplemented, the “Indenture”), pursuant to which the 8.25% Junior Subordinated Debentures due 2033 of IBC (the “Debt Securities”) were issued to the Trust;
     WHEREAS, IBC, U.S. Bank and the Administrative Trustees named therein have entered into that certain Amended and Restated Trust Agreement dated as of March 19, 2003 (as amended and supplemented, the “Trust Agreement”), pursuant to which the Trust issued the Preferred Securities and the Common Securities;
     WHEREAS, IBC has made an offer to exchange up to 180,200,000 newly issued shares of its common stock for properly tendered and accepted trust preferred securities issued by the Trust, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I (the “Exchange Offer”), pursuant to a prospectus and related letter of transmittal, which are part of a registration statement that IBC filed with the Securities and Exchange Commission;
     WHEREAS, pursuant to Section 3.3(b) of the Indenture, IBC may redeem Debentures at any time in a principal amount equal to the Liquidation Amount of any Preferred Securities purchased and beneficially owned by IBC, plus an additional principal amount of Debentures equal to the Liquidation Amount of that number of Common Securities that bears the same proportion to the total number of Common Securities then outstanding as the number of Preferred Securities to be redeemed bears to the total number of Preferred Securities then outstanding, in exchange for and upon surrender by IBC to the Property Trustee of such Preferred Securities and such Common Securities, whereupon the Property Trustee shall cancel such Preferred Securities and such Common Securities and a Like Amount of Debentures shall be extinguished by the Trustee and shall no longer be deemed Outstanding;
     WHEREAS, the Exchange Offer expired on June 22, 2010 and shall be settled simultaneously with the execution and delivery of this Cancellation Direction; and
     WHEREAS, pursuant to the Exchange Offer, IBC is the beneficial and legal owner of Preferred Securities with a Liquidation Amount of $41,431,375 (the “IBC Preferred Securities”) and, pursuant to Section 3.3(b) of the Indenture, IBC desires to surrender the IBC Preferred Securities, plus Common Securities with a Liquidation Amount of $1,281,375 (the “Related Common Securities”), in exchange for the cancellation of the IBC Preferred Securities, the Related Common Securities and a Like Amount of the Debt Securities, the principal amount of which in the aggregate equals $42,712,750 (the “IBC Debt Securities”);
     NOW THEREFORE, IBC, the Trust and the U.S. Bank hereby agree as follows:

     SECTION 1. INCORPORATION BY REFERENCE. Capitalized terms defined or referenced in this Cancellation Direction and not otherwise defined or referenced herein are used herein as defined or referenced in the Indenture or the Trust Agreement, as the case may be.
     SECTION 2. CANCELLATION DIRECTION AND ACKNOWLEDGMENT. Each of IBC and the Trust hereby (a) consents to the cancellation of the IBC Preferred Securities, the Related Common Securities and the IBC Debt Securities, and (b) directs U.S. Bank to take delivery of and to cancel the IBC Preferred Securities (by means of electronic message through the Depository Trust Company, as registered holder of the Preferred Securities through its nominee, Cede & Co.), and to cancel the Related Common Securities and the IBC Debt Securities. Pursuant to an irrevocable stock power in the form attached to this Cancellation Direction, IBC hereby delivers to U.S. Bank, on behalf of the Trust, the Related Common Securities for cancellation. Following cancellation of the IBC Preferred Securities, the Related Common Securities and the IBC Debt Securities, there will remain Outstanding (i) an aggregate Liquidation Amount of Preferred Securities of $9,168,625; (ii) an aggregate Liquidation Amount of Common Securities of $283,575; and (iii) an aggregate principal amount of $9,452,200 of Debt Securities.
     SECTION 3. RELEASE. IBC and the Trust hereby release U.S. Bank and hold U.S. Bank (and its affiliates, directors, officers, stockholders, agents and employees) harmless from any liability, loss, expense, claim or responsibility of any kind (collectively, “Liabilities”) in respect of or arising from actions taken (or not taken) in accordance with this Cancellation Direction, in whatever capacity U.S. Bank may be acting hereunder, except for any Liabilities as may be attributable to U.S. Bank’s negligence, bad faith or willful misconduct.
     SECTION 4. U.S. BANK ACCEPTANCE. U.S. Bank hereby accepts the direction in Section 2 above and cancels the IBC Preferred Securities and the Related Common Securities and extinguishes the IBC Debt Securities. U.S. Bank shall not be responsible in any manner whatsoever for the validity or sufficiency of this Cancellation Direction or the due execution hereof by any of the other parties hereto or for or in respect of the recitals and statements contained herein.
     SECTION 5. COUNTERPARTS. This Cancellation Direction shall become effective only upon U.S. Bank’s receipt of one or more counterparts of this Cancellation Direction duly executed by the other parties hereto. This Cancellation Direction may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts shall together be deemed to constitute but one and the same instrument. The executed counterparts may be delivered by facsimile transmission, which facsimile copies shall be deemed original copies.
     SECTION 6. EXPENSES. Upon request against a reasonably detailed invoice, IBC agrees to promptly pay the reasonable attorneys’ fees, expenses and disbursements of U.S. Bank which it incurred or made in connection with this Cancellation Direction.
     SECTION 7. GOVERNING LAW. The laws of the State of Michigan shall govern this Cancellation Direction without regard to the conflict of law principles thereof.

     SECTION 8. EXECUTION, DELIVERY AND VALIDITY. IBC and the Trust each represents and warrants, solely on its own behalf, to U.S. Bank that this Cancellation Direction has been duly and validly executed and delivered by such party and constitutes its respective legal, valid and binding obligation, enforceable against such party in accordance with its terms. Each further represents that the actions to be taken hereunder are authorized and permitted under the Indenture and the Trust Agreement, as applicable, and any condition precedent to taking such actions has been satisfied.
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     IN WITNESS WHEREOF, the parties hereto have caused this Cancellation Direction to be duly executed as of the day and year first above written.

INDEPENDENT BANK CORPORATION
By:	/s/ Robert N. Shuster
	Name:	Robert N. Shuster
	Title:	Executive VP and CFO

U.S. BANK NATIONAL ASSOCIATION, as Property Trustee under the Trust Agreement and as Trustee under the Indenture
By:	/s/ Earl W. Dennison, Jr.
	Name:	Earl W. Dennison, Jr.
	Title:	Vice President

IBC CAPITAL FINANCE II
By:	/s/ Robert N. Shuster
	Name:	Robert N. Shuster
	Title:	Administrative Trustee

IRREVOCABLE STOCK POWER
     FOR VALUE RECEIVED, pursuant to Section 3.3(b) of that certain Indenture dated as of March 19, 2003, as amended and supplemented, between Independent Bank Corporation, a Michigan corporation (“IBC”), and U.S. Bank National Association, a national banking association, not in its individual capacity, but solely as Trustee (“U.S. Bank”), IBC hereby assigns and transfers for cancellation to U.S. Bank, on behalf of IBC Capital Finance II, a Delaware statutory trust (the “Trust”), 51,255 of the common securities of the Trust (the “Common Securities”) with a liquidation amount of $1,281,375, standing in IBC’s name on the books of the Trust and represented by Certificate No. C-1.
     IBC is only assigning and transferring for cancellation to U.S. Bank, on behalf of the Trust, 51,255 of the Common Securities represented by Certificate No. C-1, and IBC shall retain all right, title and interest in and to the balance of the Common Securities represented by Certificate No. C-1.
     IBC does hereby irrevocably constitute and appoint U.S. Bank and any Administrative Trustee of the Trust as its attorney-in-fact, with full power of substitution, to transfer 51,255 of the Common Securities on the books of the Trust.
Dated: June 23, 2010.

INDEPENDENT BANK CORPORATION
By:	/s/ Robert N. Shuster
	Name:	Robert N. Shuster
	Title:	Executive VP and CFO